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Morgan, Lewis & Bockius LLP

355 South Grand Avenue, Suite 4400
Los Angeles, CA 90071-3106

Tel. 213.680.6646

Fax: 213.830.8605

www.morganlewis.com

Michael Glazer

Partner

+1. 213.680.6646

michael.glazer@morganlewis.com

April 15, 2016

The Tax-Exempt Bond Fund of America
333 South Hope Street
Los Angeles, California 90071-1406

Ladies and Gentlemen:

We have acted as counsel to The Tax-Exempt Bond Fund of America, a Delaware statutory trust (the “Trust”), in connection with the Trust’s Registration Statement on Form N-14 to be filed with the Securities and Exchange Commission (the “Commission”) on or about April 18, 2016 (the “Registration Statement”), with respect to the Trust’s shares of beneficial interest (the “Shares”) to be issued in exchange for the transfer of assets and assumption of liabilities of The Tax-Exempt Fund of Maryland and The Tax-Exempt Fund of Virginia, each a series of The American Funds Tax-Exempt Series I, a Delaware statutory trust, as described in the Registration Statement (the “Reorganization”). You have requested that we deliver this opinion to you in connection with the Trust’s filing of the Registration Statement.

In connection with the furnishing of this opinion, we have examined the following documents:

(a)	A good standing certificate of the Secretary of State of the State of Delaware, dated as of April 15, 2016, as to the existence of the Trust;
(b)	The Certificate of Trust (the “Certificate of Trust”) of the Trust dated August 20, 2009, certified by the Secretary of State of the State of Delaware as of April 15, 2016;
(c)	A certificate executed by the Secretary of the Trust, certifying as to, and attaching copies of, the Trust’s Amended and Restated Agreement and Declaration of Trust dated December 5, 2012 (the “Declaration”), the Trust’s By-Laws, as amended, the resolutions adopted by the Trustees of the Trust authorizing the Reorganization and the issuance of the Shares (the “Resolutions”), and a proof, received on April 15, 2016, of the Registration Statement; and
(d)	A copy of the form of Agreement and Plan of Reorganization and Liquidation to be entered into by the Trust (the “Agreement”).

In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, including conformed copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. We have assumed that the Registration Statement as filed with the Commission will be in substantially the form of the proof referred to in paragraph (c) above, and that the Agreement will be duly completed, executed and delivered by the parties thereto in substantially the form of the copy referred to in paragraph (d) above. We have also assumed for the purposes of this opinion that the Declaration, the Certificate of Trust, the By-laws, the Resolutions and the Agreement will not have been amended, modified or withdrawn and will be in full force and effect on the date of issuance of the Shares.

This opinion is based entirely on our review of the documents listed above and such other documents as we have deemed necessary or appropriate for the purposes of this opinion and such investigation of law as we have deemed necessary or appropriate. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

This opinion is limited solely to the Delaware Statutory Trust Act to the extent that the same may apply to or govern the transaction referred to herein, and we express no opinion with respect to the laws of any other jurisdiction or to any other laws of the State of Delaware. Further, we express no opinion as to any state or federal securities laws, including the securities laws of the State of Delaware. No opinion is given herein as to the choice of law or internal substantive rules of law which any tribunal may apply to such transaction. In addition, to the extent that the Declaration or the By-Laws refer to, incorporate or require compliance with, the Investment Company Act of 1940, as amended (the “1940 Act”), or any other law or regulation applicable to the Trust, except for the Delaware Statutory Trust Act, we have assumed compliance by the Trust with the 1940 Act and such other laws and regulations.

We understand that all of the foregoing assumptions and limitations are acceptable to you.

Based upon and subject to the foregoing and to the further assumptions and limitations hereinafter set forth, it is our opinion that the Shares, when issued and sold in accordance with the Declaration, the Registration Statement, and the Resolutions, and for the consideration described in the Agreement, will be validly issued, fully paid, and nonassessable by the Trust.

This opinion is given as of the date hereof and we assume no obligation to update this opinion to reflect any changes in law or any other facts or circumstances which may hereafter come to our attention. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In rendering this opinion and giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

s/Morgan, Lewis & Bockius LLP